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            CAREMARK Rx ANNOUNCES SALE OF PREFERRED SECURITIES IN A
                              RULE 144A OFFERING

BIRMINGHAM, AL, SEPTEMBER 24, 1999 - Caremark Rx, Inc. (NYSE: CMX) (the "Company") today announced it has priced a private offering of 4,000,000 shares of 7% Shared Preference Redeemable Securities ("Preferred Securities") at an initial price of $50 per share. The Preferred Securities represent preferred undivided beneficial interests in the assets of Caremark Rx Capital Trust I (the "Trust"). The sole asset of the Trust will consist of 7% Convertible Subordinated Debentures due 2029 to be acquired by the Trust from Caremark Rx in connection with this offering. The Convertible Subordinated Debentures underlying the Preferred Securities are securities of, and the Preferred Securities are guaranteed by, Caremark Rx. Each Preferred Security is convertible into 6.7125 shares of Caremark Rx's common stock at the option of the holder and at any time. The offering is expected to close on or about September 29, 1999.

The Preferred Securities are redeemable by the Company from time to time on or after October 15, 2002, or at any time upon the occurrence of a Tax Event as defined in the Offering Memorandum. The Preferred Securities will be redeemed upon maturity of the Convertible Subordinated Debentures which will occur on October 1, 2029.

The Company estimates that net proceeds from the offering will be approximately $192 million. The net proceeds from the offering of the Preferred Securities will be used to repay indebtedness under the Company's bank credit facility, with $80 million used to repay term loans and the remainder being applied to its revolving credit facility. To the extent that outstanding indebtedness under the revolving credit facility is repaid, these amounts will be available for general corporate purposes, thereby enhancing liquidity, and providing flexibility to take advantage of business opportunities that may occur in the future.

The Preferred Securities have not been registered under the Securities Act of 1933 as amended and may not be sold in the United States absent registration or an applicable exemption there from. Caremark Rx has agreed to file, and to use its reasonable best efforts to have declared effective, a registration statement under the Securities Act, to register resales of the Preferred Securities and the shares of common stock issuable upon conversion thereof.

The Preferred Securities are being offered to qualified institutional buyers ("QIBs") in reliance on Rule 144A under the Securities Act of 1933, as amended, and outside the United States in compliance with Regulation S under the Securities Act, in transactions exempt from registration requirements of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such state.

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